Exhibit 99.1

Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen
415-618-8750

DineEquity, Inc. Announces Signing of $950 Million Senior Secured Credit Facility

GLENDALE, Calif., October 8, 2010 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, announced today the signing of a new senior secured credit agreement with Barclays Bank PLC, as administrative agent, Raymond James Realty, Inc., as Documentation Agent, Barclays Capital, as Joint Lead Arranger and Joint Book Manager, and Goldman Sachs Bank USA, as Joint Lead Arranger, Joint Book Manager and Syndication Agent, and the lenders and financial institutions party thereto.

The credit agreement establishes a $900 million senior secured term loan facility maturing in October 2017 and a $50 million senior secured revolving loan facility maturing in October 2015. The credit agreement also provides for an uncommitted incremental facility that permits DineEquity, subject to certain conditions, to increase the senior secured credit facility by up to $250 million.

Loans made under the term facility and the revolving facility will bear interest, at DineEquity’s option, at an annual rate equal to (i) a LIBOR based rate (which will be subject to a floor of 1.50%) plus a margin of 4.50% or (ii) the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate and (c) the one month LIBOR rate (which will be subject to a floor of 1.50%) plus 1.00%, plus a margin of 3.50%. The margin for the revolving facility is subject to leverage-based step-downs.

The loans under the credit agreement contains customary financial covenants as well as affirmative and negative covenants customary for transactions of this type, including limitations with respect to indebtedness, liens, investments, dividends, disposition of assets, change in business and transactions with affiliates.

The credit agreement will be guaranteed by substantially all of our domestic wholly-owned subsidiaries, other than immaterial subsidiaries, and secured by a perfected first priority security interest in substantially all of our tangible and intangible assets, as well as substantially all of the tangible and intangible assets of the guarantors.

The initial funding of loans under the credit agreement is expected to occur on October 19, 2010, subject to customary closing conditions. DineEquity intends to use the proceeds of such loans, together with the net proceeds from other previously announced debt financing and cash on hand, to fund the previously announced tender offers and consent solicitation for certain series of its subsidiaries’ outstanding securitization notes, to satisfy and discharge the indentures governing such securitization notes, to redeem, prepay or purchase any of such securitization notes that are not tendered and to redeem some or all of the outstanding shares of its Series A Perpetual Preferred Stock.

DineEquity, Inc.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this press release, including those relating to the proposed offering and the tender offers and consent solicitation, whether or not DineEquity, Inc. (the “Company”) will consummate the closing under the credit agreement, its other previously announced financing or the tender offers and consent solicitation, whether or not any of the securitization notes will be tendered in the tender offers and consent solicitation and the Company’s plans to satisfy and discharge the indentures and to redeem, prepay or purchase any of the securitization notes that are not tendered and to redeem shares of its Series A Perpetual Preferred Stock. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; the Company’s ability to consummate the closing under the credit agreement, its other previously announced financing or the tender offers and consent solicitation, the satisfaction and discharge of the indentures and the redemption, prepayment or purchase of any of the securitization notes that are not tendered, including obtaining any additional financing needed to fund such actions, and whether or not any of the securitization notes are tendered in the tender offers and consent solicitation; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.